                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                             MICRODYNE CORPORATION

                                      AT
                              $5.00 NET PER SHARE
                                      BY


                          L-M ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF


                         L-3 COMMUNICATIONS CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF


                       L-3 COMMUNICATIONS HOLDINGS, INC.
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 7, 1999, UNLESS THE OFFER IS EXTENDED.


     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE (THE "SHARES"), OF MICRODYNE CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES OWNED BY L-3 COMMUNICATIONS HOLDINGS, INC., L-3 COMMUNICATIONS CORPORATION ("PARENT") OR L-M ACQUISITION CORPORATION ("PURCHASER"), OR ANY CONTROLLED AFFILIATE THEREOF, CONSTITUTES AT LEAST A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER AND (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.


     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER.
                                --------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either deliver the certificates evidencing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN
SECTION 3.

     Questions and requests for assistance may be directed to Lehman Brothers Inc. ("Lehman Brothers" or the "Dealer Manager") or to D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                --------------
                     THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS
December 9, 1998

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
INTRODUCTION ..........................................................................   1
THE TENDER OFFER ......................................................................   3
    1. Terms of the Offer; Expiration Date ............................................   3
    2. Acceptance for Payment and Payment for Shares ..................................   4
    3. Procedure for Tendering Shares .................................................   5
    4. Withdrawal Rights ..............................................................   8
    5. Certain Federal Income Tax Consequences ........................................   8
    6. Price Range of Shares; Dividends ...............................................   9
    7. Certain Information Concerning the Company .....................................   9
    8. Certain Information Concerning Purchaser and Parent ............................  11
    9. Source and Amount of Funds .....................................................  12
   10. Background of the Offer; Contacts with the Company .............................  14
   11. The Merger Agreement; The Tender Agreement .....................................  15
   12. Purpose of the Offer; The Merger; Plans for the Company ........................  27
   13. Dividends and Distributions ....................................................  29
   14. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act
       Registration ...................................................................  30
   15. Certain Conditions of the Offer ................................................  31
   16. Certain Legal Matters and Regulatory Approvals .................................  33
   17. Fees and Expenses ..............................................................  34
   18. Miscellaneous ..................................................................  34

SCHEDULE I
 CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE
 OFFICERS OF PURCHASER, PARENT AND HOLDINGS ...........................................  I-1

To the Stockholders of Microdyne Corporation:


                                 INTRODUCTION

     L-M Acquisition Corporation, a Maryland corporation ("Purchaser") and a wholly owned subsidiary of L-3 Communications Corporation, a Delaware corporation ("Parent") and a wholly owned subsidiary of L-3 Communications Holdings, Inc., a Delaware corporation ("Holdings"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of Microdyne Corporation, a Maryland corporation (the "Company"), at a purchase price of $5.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Lehman Brothers Inc., which is acting as Dealer Manager for the Offer ("Lehman" or the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc. , which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS"), AT A MEETING DULY CALLED AND HELD ON DECEMBER 2, 1998, HAS UNANIMOUSLY (A) DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF THE SHARES, (B) EXEMPTED THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE TENDER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY SO AS TO RENDER
SECTION 3-602 OF THE MARYLAND GENERAL CORPORATION LAW (THE "MGCL") INAPPLICABLE THERETO AND TO ANY OTHER TRANSACTIONS ENTERED INTO AFTER THE DATE OF THE MERGER AGREEMENT BETWEEN THE COMPANY AND PARENT OR ANY OF ITS SUBSIDIARIES OR BETWEEN PARENT OR ANY OF ITS SUBSIDIARIES AND CERTAIN STOCKHOLDERS WITH THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY (A "CONSENSUAL TRANSACTION"), (C) AMENDED THE BY-LAWS OF THE COMPANY SO AS TO RENDER INAPPLICABLE SECTION 3-702(A)(I) OF THE MGCL TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE TENDER AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE OFFER, AND TO ANY CONSENSUAL TRANSACTION, (D) DECLARED THE MERGER TO BE ADVISABLE AND DIRECTED THAT THE MERGER BE SUBMITTED FOR CONSIDERATION AT A SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY AND (E) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER THEREUNDER AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The Board of Directors and a committee (the "Special Committee") consisting of certain independent directors of the Board of Directors have received the written opinion of Robinson-Humphrey Company, LLC ("Robinson-Humphrey"), financial advisor to the Company, that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of Robinson-Humphrey is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company. The Robinson-Humphrey opinion should be read in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by Robinson-Humphrey in connection with such opinion. The Robinson-Humphrey opinion was prepared for the Board of Directors and the Special Committee and does not constitute a recommendation to any stockholder as to whether to tender in the Offer. Robinson-Humphrey was not retained as an advisor or agent to the Company's stockholders.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY HOLDINGS, PARENT OR PURCHASER OR ANY CONTROLLED AFFILIATE THEREOF, CONSTITUTES AT LEAST A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS), ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION")

AND (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTIONS 1 AND 15. IF PURCHASER PURCHASES AT LEAST THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.


     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the MGCL, Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of Purchaser will cease.


     Certain stockholders of the Company representing, as of the date hereof, approximately 43.9% of the issued and outstanding Shares of the Company (the "Stockholders") have contractually agreed with Parent, among other things, to tender their Shares in the Offer and otherwise support the transaction. See
Section 11 for a discussion of the Tender Agreement, dated as of December 3, 1998, among the Parent and the Stockholders (the "Tender Agreement").


     In accordance with the Merger Agreement, the Company agrees, if and to the extent permitted by law, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby and to include in the proxy statement for such meeting the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the Merger Agreement and the transactions contemplated thereby and to otherwise use its reasonable good faith efforts to obtain the necessary approval of the Merger Agreement and the transactions contemplated thereby. See Section 11.


     At the effective time of the Merger (the "Effective Time"), each then outstanding Share (other than each Share owned by Parent or Purchaser and if Appraisal Rights are available because the Shares are no longer listed on Nasdaq on the Appraisal Date (each as defined below), Shares held by stockholders who have not voted in favor of or consented to the Merger and who have properly demanded appraisal of their Shares in accordance with Section 3-203 of the MGCL (the "Dissenting Shares")) will be cancelled, extinguished and converted into the right to receive $5.00 in cash, or any higher price that may be paid pursuant to the Offer (the "Merger Consideration"), without interest, less any withholding taxes required under applicable law.


     The Company has represented to Purchaser and Parent that as of November 30, 1998, there were 13,111,201 Shares issued and outstanding, and 1,571,302 Shares reserved for issuance upon the exercise of outstanding stock options and other stock rights. Based upon the foregoing, Purchaser and Parent believe that 7,341,252 Shares would constitute a majority of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger and would therefore equal the Minimum Condition.


     The Company has advised Purchaser and Parent that, to the knowledge of the Company, all the directors and officers of the Company intend to tender their Shares pursuant to the Offer.


     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.


     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, January 7, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS UNDER THE HSR ACT. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER (THE "OFFER CONDITIONS"). SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH OFFER CONDITIONS HAVE NOT BEEN SATISFIED, PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS (OTHER THAN THE MINIMUM CONDITION) AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE OFFER, AS SO EXTENDED BY PURCHASER, SHALL EXPIRE.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the Offer Conditions set forth in Section 15 shall have occurred or shall have been determined by Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the written consent of the Company, Purchaser may not amend or waive the Minimum Condition, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), reduce the maximum number of Shares to be purchased in the Offer, or impose conditions to the Offer in addition to those set forth in the Merger Agreement which are materially adverse to the holders of Shares. Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer upon the failure of the Offer Conditions in Section 15 to be satisfied on the Expiration Date. Notwithstanding the foregoing, (x) at each scheduled expiration date of the Offer prior to the date 90 days from the date of the Merger Agreement, if any of the Offer Conditions shall have not been satisfied or waived, Purchaser shall extend the Offer until the date on which such conditions are then reasonably expected by Purchaser to be satisfied, (y) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (z) Purchaser may extend the Offer up to the tenth business day beyond the latest expiration date that would otherwise be permitted under clauses (x) and (y) of this sentence. Subject to the terms and conditions of the Offer, Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so in accordance with the provisions of the Merger Agreement and under applicable law.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange

Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10 business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. The obligation of Purchaser to accept for payment Shares tendered shall be subject to the satisfaction of the Offer Conditions. Purchaser covenants and agrees that, subject to the terms and conditions of the Merger Agreement, including the Offer Conditions, it will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable. In addition, subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the

Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID OR ACCRUED FOR THE BENEFIT OF HOLDERS OF SHARE CERTIFICATES ON THE PRICE PER SHARE PAYABLE UPON THE SURRENDER OF THE SHARE CERTIFICATES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH
PAYMENT. If for any reason acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (any such financial institution an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered and such holder has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

     (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4(a)(4) under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after February 6, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except as otherwise described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the name of the registered holder (if different from the tendering stockholder) and the serial numbers shown on such certificates must be submitted to the Depositary, together with a signed notice of withdrawal, the signatures on which must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a non-corporate stockholder, capital gain is currently eligible for a maximum federal income tax rate of 20% (10% for non-corporate stockholders in the 15% tax bracket) if the Shares were held for more than one year. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's 1997 Annual Report on Form 10-K for the fiscal year ended September 28, 1997 (the "1997 Annual Report"), the Shares are listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "MCDY". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq with respect to periods occurring in 1997 and 1998 as reported by the Dow Jones News Service. According to the 1997 Annual Report, the Company has not paid any dividends on its common stock since its initial public offering.

                                               HIGH           LOW
                                               ----           ---
YEAR ENDED SEPTEMBER 28, 1997:
  First Quarter ........................    $  10.250      $  4.500
  Second Quarter .......................        6.750         4.375
  Third Quarter ........................        6.000         3.688
  Fourth Quarter .......................        6.750         4.000

YEAR ENDING SEPTEMBER 30, 1998:
  First Quarter ........................    $   8.625      $  5.250
  Second Quarter .......................        7.250         5.563
  Third Quarter ........................        6.875         3.625
  Fourth Quarter .......................        5.000         2.250

     On December 2, 1998, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on Nasdaq was $4.312. On December 8, 1998, the last full trading day before commencement of the Offer, the closing sale price per Share reported on Nasdaq was $4.719. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's 1997 Annual Report, the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and June 29, 1997 (together, the "Company's 10-Q's") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

     General. The Company was incorporated in Maryland in January 1968. In March 1991, the Company merged with Federal Technology Corporation. The Company's principal executive offices are located at 3601 Eisenhower Avenue, Alexandria, Virginia 22304. The telephone number of the Company at such offices is (703) 329-3700.

     The Company's continuing business is comprised of two wholly owned subsidiaries. Its Microdyne Communications Technologies Inc. subsidiary, which includes MCTI Acquisition Corporation, manufactures and sells aerospace telemetry receivers and ancillary devices, and provides systems integration services. Its Microdyne Outsourcing Inc. subsidiary provides outsourced services including telephone technical support and warranty and product repair.


     On August 11, 1998 the Company, through its wholly owned subsidiary MCTI Acquisition Corpora-tion, acquired all of the outstanding stock of Apcom, Inc. and Celerity Systems Inc. as well as certain assets and liabilities of two other affiliated companies, Acceleration Systems, Inc. and Digital Telcom, for aggregate consideration of $16 million plus a contingent earnout payment of $1 million. The Company refers to the acquired companies as the Advanced Technology Group ("ATG"). ATG provides hardware development, design, and manufacturing, including wideband digital receiving and processing equipment, signal generators, and recording devices for the intelligence and surveillance communities.

     Approximately 33.4% of the currently outstanding Shares are owned directly by Philip T. Cunning-ham, the Chairman of the Board of Directors. In addition, affiliates or associates of Mr. Cunningham own approximately 6.7% of the currently outstanding Shares. All such Shares, together with additional Shares representing approximately 3.8% of the currently outstanding Shares, are subject to the Tender Agreement.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company which was derived from the 1997 Annual Report and the Company's 10-Q's. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and Nasdaq in the manner set forth below.


                             MICRODYNE CORPORATION

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   FOR THE
                                                              NINE MONTHS ENDED        FOR THE FISCAL YEAR ENDED
                                                             -------------------   ---------------------------------
                                                                   JUNE 30,         SEPTEMBER  28,     SEPTEMBER 29,
                                                                     1998                1997              1996
                                                             -------------------   ----------------   --------------
EARNINGS STATEMENT DATA
Revenue ..................................................        $ 39,458            $   43,621         $  31,459
Total Cost of Products Sold and Service Provided .........        $ 23,431            $   25,473         $  17,701
Earnings from Continuing Operations before Income
 taxes ...................................................        $  5,755            $    7,034         $   3,272
Net Earnings from Continuing Operations ..................        $  5,755            $    5,158         $   2,029
Net (loss) earnings ......................................        $  5,755            $  (28,445)        $  (2,944)
Basic (loss) earnings per share ..........................        $   0.44            $    (2.21)        $   (0.23)

BALANCE SHEET DATA (AT PERIOD END)
Total Assets .............................................        $ 30,672            $   34,541         $  79,994
Total Stockholders' Equity ...............................        $ 14,728            $    8,402         $  36,524
Total Liabilities and Stockholders' Equity ...............        $ 30,672            $   34,541         $  79,994

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser, a Maryland corporation and a wholly owned subsidiary of Parent, was organized for the sole purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby, including making the Offer, and has not carried on any activities to date other than those incident to its formation, entering into such agreement and the commencement of the Offer.

     Both Parent and Purchaser have their principal executive offices at 600 Third Avenue, New York, New York 10016. The telephone number for both the Parent and Purchaser is (212) 697-1111.

     Parent was originally incorporated in Delaware in 1997 by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral Corporation ("Loral"), Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral, Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin Corporation ("Lockheed Martin") to acquire substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 and (ii) one business unit, Communication Systems -- East, purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE in April 1993. As of September 30, 1998, Messrs. Lanza and LaPenta and certain other members of management collectively owned approximately 15.5%, the Lehman Partnership owned approximately 36.6%, Lockheed Martin owned approximately 24.9% and the public owned approximately 23.0% of the outstanding shares of Holdings' common stock.

     Parent is a leading merchant supplier of sophisticated secure communication systems and specialized communication products. Parent produces secure, high data rate communication systems, microwave components, avionics and ocean systems and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. Parent's systems and specialized products are used to connect a variety of airborne, space, ground- and sea-based communication systems and are used in the transmission, processing, recording, monitoring and dissemination functions of these communication systems. Parent's customers include the U.S. department of defense, certain U.S. government intelligence agencies, major aerospace and defense contractors, foreign governments and commercial customers. Parent is a wholly owned subsidiary of Holdings.

     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Parent's shares are registered under the Exchange Act. Accordingly, Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with Parent. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except to the extent Shares owned by the Stockholders may be deemed to be beneficially owned by Parent or Purchaser pursuant to Rule 13d-3 under the Exchange Act as a result of the execution of the Tender Agreement, none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto nor any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, nor any of their respective executive officers, directors or subsidiaries, has effected any transactions in the Shares during the past 60 days. In the ordinary course of Lehman Brothers' business, Lehman Brothers may actively trade in the Shares for Lehman Brothers' own account and for the accounts of Lehman Brothers' customers and, accordingly, may at any time hold a long or short position in the Shares.

     Except as set forth in this Offer to Purchase, there have been no (i) transactions or series of similar transactions between any of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I hereto, on the one hand, and (x) the Company or any of its affiliates which are corporations, on the other hand, or (y) executive officers, directors or affiliates of the Company which are not corporations, on the other hand, involving an aggregate amount exceeding $40,000 or (ii) contacts, negotiations or transactions between any of Parent, Purchaser or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Except for the Merger Agreement and the Tender Agreement, to the best knowledge of Parent and Purchaser, (a) there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Schedule I hereto and between such persons and any person with respect to any securities of the Company, including but not limited to, transfer or voting of any of the securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies and (b) none of the Shares are pledged or otherwise subject to a contingency, the occurrence of which would give another person voting power or investment power over the Shares.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to purchase all of the outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $69 million. Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through capital contributions or advances made by Parent. Parent plans to use funds it has available in its cash accounts or to borrow the funds available under its existing bank credit facilities for purposes of such contributions or advances. Any debt incurred to fund the purchase of the Shares in the Offer is expected to be repaid from funds internally generated by Parent and its subsidiaries from the normal operations of their businesses. The Offer is not conditioned on obtaining financing. Receiving a consent of the Required Lenders is required under the Senior Credit Facilities (each as defined below) to the transactions contemplated by the Merger Agreement under the Senior Credit Facilities and Parent has received such consent.

     On August 13, 1998, Parent amended its credit facilities (the "Senior Credit Facilities") with a syndicate of banks and financial institutions (with Bank of America National Trust and Savings Association as Administrative Agent). The Senior Credit Facilities provide for (A) $200 million in revolving credit loans which must be repaid by March 31, 2003 (the "Revolving Credit Facility") and (B) $185 million in revolving credit loans which must be repaid by August 12, 1999 (the "Revolving 364

Day Facility"); provided that all or a portion of the Revolving 364 Day Facility may be extended for a period of 364 days following August 12, 1999 with the consent of lenders holding not less than 50% of the commitments to make 364-day loans (August 12, 1999 or the date 364 days thereafter, the "364 Day Termination Date"); and provided further that Parent may convert the outstanding principal amount of any or all of the loans outstanding under the Revolving 364 Day Facility to term loans on the 364 Day Termination Date. The Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowing on same-day notice (the "Swingline Loans").


     All borrowings under the Senior Credit Facilities bear interest, at Parent's option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America National Trust & Savings Association in San Francisco, California, as its "reference rate" plus a spread ranging from 0.875% to 0.0% per annum depending on Parent's ratio of debt to EBITDA (as defined in the Senior Credit Facilities ("Bank EBITDA")) at the time of determination or (B) a "LIBOR rate" equal to, for any Interest Period (as defined in the Senior Credit Facilities), the London interbank offered rate of interest per annum for such Interest Period as determined by the Administrative Agent, plus a spread ranging from 1.875% to 0.625% per annum depending on Parent's ratio of debt to Bank EBITDA; provided that Swingline Loans can only bear interest at a "base rate" plus the applicable spread.


     Parent will pay commitment fees calculated at a rate (A) ranging from 0.50% to 0.25% per annum on the daily amount of the available unused commitment under the Revolving Credit Facility, and (B) ranging from 0.30% to 0.125% per annum on the daily amount of the available unused commitment under the Revolving 364 Day Facility, in each case depending on Parent's ratio of debt to Bank EBITDA in effect on each day. Such commitment fees will be payable quarterly in arrears and upon termination of the Senior Credit Facilities.


     Parent will pay a letter of credit fee calculated at a rate ranging from
(A) 0.9375% to 0.3125% per annum in the case of performance letters of credit and (B) 1.875% to 0.625% in the case of all other letters of credit, in each case depending on Parent's ratio of debt to Bank EBITDA at the time of determination. Parent will also pay a fronting fee equal to 0.1250% per annum on the aggregate face amount of all outstanding letters of credit. Such fees will be payable quarterly in arrears and upon the termination of the Senior Credit Facilities. In addition, Parent will pay customary transaction charges in connection with any letters of credit. The Senior Credit Facilities provide for the issuance of letters of credit in currencies other than United States Dollars.


     The foregoing debt to Bank EBITDA-dependent rates range from the highest rate specified if the ratio of debt to Bank EBITDA is greater than 4.75 to 1.0 and the lowest rate specified if such ratio is less than 2.75 to 1.0.

     In the event that the 364-day loans are converted into term loans, such term loans shall be repaid by the Borrower in nine (9) consecutive quarterly installment commencing on March 31, 2001, by funding on each amortization payment date set forth below an amount necessary to cause the aggregate principal amount of term loans outstanding on such date to not exceed an amount equal to the product of (x) the "Applicable Percentage" set forth opposite such amortization payment date multiplied by (y) the aggregate amount of commitments of lenders to make loans under the Revolving 364 Day Facility on the 364 Day Termination Date (the "Applicable Converted Commitment"):

                                APPLICABLE PERCENTAGE OF THE
 AMORTIZATION PAYMENT DATE     APPLICABLE CONVERTED COMMITMENT
 -------------------------     -------------------------------
          3/31/01                            90.0%
          6/30/01                            80.0%
          9/30/01                            70.0%
          12/31/01                           60.0%
          3/31/02                            50.0%
          6/30/02                            40.0%
          9/30/02                            30.0%
          12/31/02                           20.0%
          3/31/03                             0.0%

     Borrowings under the Senior Credit Facilities are subject to mandatory prepayment (i) with the net proceeds of any incurrence of indebtedness and (ii) with the proceeds of asset sales in both cases subject to certain exceptions.

     Parent's obligations under the Senior Credit Facilities are secured by (i) a pledge by Holdings of the stock of Parent and (ii) a pledge by Parent and its material direct and indirect subsidiaries of all of the stock of their respective material domestic subsidiaries and 65% of the stock of Parent's material first-tier foreign subsidiaries. In addition, indebtedness under the Senior Credit Facilities is guaranteed by Holdings and by all of Parent's direct and indirect material domestic subsidiaries.

     The Senior Credit Facilities contain customary covenants and restrictions on Parent's ability to engage in certain activities. In addition, the Senior Credit Facilities provide that Parent must meet or exceed an interest coverage ratio and must not exceed a leverage ratio. The Senior Credit Facilities also include customary events of default.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Parent considers and executes strategic acquisitions and alliances on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. Consistent with this practice, in February, 1998, representatives of Parent contacted representatives of the Company to discuss on an informal basis potential relationships and alliances.

     In mid-October 1998, Michael E. Jalbert, the President and Chief Executive Officer of the Company, called Robert V. LaPenta, the President and Chief Financial Officer of Parent, to discuss the prospects of a transaction between Parent and the Company. Mr. Jalbert and Mr. LaPenta met on October 24, 1998 and reiterated a mutual interest in exploring a potential business combination involving Parent and the Company.

     On November 5, 1998, after further contact between Messrs. Jalbert and LaPenta, including a meeting with Messrs. Cunningham, Jalbert, LaPenta and Lanza to discuss further the potential for a transaction, Mr. Lanza sent the Company a letter indicating that Parent would be willing to pay $4.75 per Share to acquire all the Shares, subject to the satisfactory completion of due diligence, approval of Parent's Board of Directors, the negotiation of satisfactory acquisition agreements and a requirement that the Company negotiate exclusively with Parent for a period of time regarding a potential transaction. Later that day, representatives of the Company advised Parent that the price offered by Parent was unacceptable and that the Company was not prepared to enter into exclusive negotiations. Parent indicated a willingness to consider increasing the proposed price per Share to $5.00, subject to its due diligence, director approval and documentation requirements.

     On November 8, 1998, Parent and the Company agreed upon the terms and conditions of a confidentiality agreement pursuant to which Parent received from the Company certain preliminary financial and operational information concerning the Company, and on the next day, officers of Parent and Parent's legal and financial advisors commenced a due diligence review of the Company.

     On November 10, 1998, at a regular meeting, Parent's Board of Directors analyzed and reviewed various strategic and financial considerations concerning the possible acquisition and the status of discussions and authorized management of Parent to continue to pursue the transaction at a price per share of $5.00, subject to satisfactory completion of due diligence and negotiation of acquisition agreements and a further final approval of a special committee consisting of two of Parent's directors, David J. Brand and Frank H. Menaker.

     On November 11, 1998, Parent's legal advisors forwarded a copy of a draft merger agreement to counsel for the Company and a copy of a draft tender agreement to counsel for the Company and the Stockholders. On November 13, 1998, representatives of Parent and the Company had discussions regarding the proposed offer price and the major issues presented by the drafts. Parent indicated a willingness to consider the objections to the drafts but stated it would not consider a price in excess of $5.00 per Share. Thereafter, until December 2, 1998, negotiations of the terms and conditions of the Merger Agreement and the Tender Agreement were conducted by the legal and financial advisors to Parent, the Company and the Stockholders. During this period, Parent's due diligence review of the Company continued.

     On November 30, 1998, at a special meeting, Parent's special committee discussed the results of the due diligence investigation and the contract negotiations and, after considering reports from management and Parent's legal and financial advisors, approved the acquisition by Parent of the Company for a purchase price of $5.00 in cash per Share and the Merger Agreement and the Tender Agreement and the transactions contemplated thereby.

     On December 2, 1998, the Special Committee and the Board of Directors received an oral opinion of Robinson-Humphrey (subsequently confirmed by delivery of a written opinion dated December 3, 1998) to the effect that the $5.00 per Share cash consideration is fair, from a financial point of view, to the holders of the Shares and approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the Company's stockholders accept the Offer and tender their Shares into the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

     On December 3, 1998, the Merger Agreement and the Tender Agreement were executed by the parties, and the transaction was publicly announced.

     On December 9, 1998, Purchaser commenced the Offer.

     Together with the filing of the Statement on Schedule 14D-1, Holdings, Parent and Purchaser are filing with the Commission on the date of this Offer to Purchase a Schedule 13D reporting Shares that may be deemed to be beneficially owned by Parent and its affiliates as a result of the Tender Agreement. See Section 11.

     11. THE MERGER AGREEMENT; THE TENDER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to Parent's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and incorporated herein by reference.

     The Offer. The Merger Agreement provides for the commencement of the Offer as soon as practicable after the date of the Merger Agreement, but in no event later than five business days from the date of the execution of the Merger Agreement. The obligations of Purchaser to accept for payment, purchase and pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn are subject to the satisfaction or waiver of the Offer Conditions. Purchaser expressly reserves the right, in its sole discretion, to waive any such condition and make any other changes in the terms and conditions of the Offer; provided, however, under the terms of the Merger Agreement, without the written consent of the Company, Purchaser will not amend or waive the Minimum Condition, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), reduce the maximum number of Shares to be purchased in the Offer, or impose conditions to the Offer in addition to those set forth in the Merger Agreement which are materially adverse to the holders of Shares. Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer upon the failure of the Offer Conditions in Section 15 to be satisfied on the Expiration Date. Purchaser covenants and agrees that, subject to the terms and conditions of the Merger Agreement, including the Offer Conditions, it will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable. Notwithstanding the foregoing, (x) at each scheduled expiration date of the Offer prior to the date 90 days from the date of the Merger Agreement, if any of the Offer Conditions shall have not been satisfied or waived, Purchaser shall extend the Offer until the date on which such conditions are then reasonably expected by Purchaser to be satisfied, (y) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (z) Purchaser may extend the Offer up to the tenth business day beyond the latest expiration date that would otherwise be permitted under clauses (x) and (y) of this sentence. The initial expiration date of the Offer shall be 20 business days from the commencement of the Offer in accordance with applicable law. Subject to the terms of the Offer, including the Offer Conditions, Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law.

     The Minimum Condition requires that at least that number of Shares which, together with any Shares owned by Holdings, Parent or Purchaser, or any controlled entity thereof, constitutes at least a majority of the voting power (determined on a fully-diluted basis) on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

     The Merger. The Merger Agreement provides that, at the Effective Time and subject to the conditions set forth therein (including the Offer Conditions described in Section 15 hereof) and in accordance with the provisions of the MGCL, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At Parent's election (provided, that such election shall not adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, and provided, further, that the Company shall not be deemed to have breached any of its representations or warranties therein if and to the extent such breach results from such election), the Merger may alternatively be structured so that (i) the Company and/or its subsidiaries are merged with and into Parent, Purchaser or any other direct or indirect subsidiary of Parent or
(ii) any direct or indirect subsidiary of Parent other than Purchaser is merged with and into the Company.

     Articles, By-laws, Directors and Officers. The Merger Agreement provides that at the Effective Time and without any further action on the part of the Company and Purchaser, the Articles of Amendment and Restatement of the Company, as amended (the "Articles"), as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation until thereafter and further amended as provided therein and under the MGCL. At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of the Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of the Surviving Corporation and as provided by law. The Merger Agreement further provides that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     Conversion of Securities. Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent or Purchaser and any Dissenting Shares) shall be cancelled, extinguished and converted into the right to receive the Merger Consideration, without interest, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement, less any withholding taxes required under applicable law.

     Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common stock of the Surviving Corporation.

     Conversion of Employee Options. Immediately prior to the Effective Time, each outstanding employee stock option and any related stock appreciation right (together, an "Employee Option"), whether or not then exercisable, shall be cancelled by the Company (provided that with respect to the 3,300 Shares (the "1988 Options") subject to stock options issued pursuant to the Incentive Stock Option Plan of 1988, such 1988 Options, to the extent permitted, shall be cancelled by the Company and otherwise the Company shall use its reasonable good faith efforts to cancel the 1988 Options), and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Employee Option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Employee Option.

     Appraisal Rights. The Merger Agreement provides that so long as the Shares are listed on Nasdaq on the record date for the determination of stockholders entitled to vote on the Merger with respect to mergers other than mergers pursuant to Section 3-106 of the MGCL or a merger of a 90 percent owned subsidiary with or into its parent or the date notice is given or waived under
Section 3-106 of the MGCL in connection with a merger of a 90 percent owned subsidiary with or into its parent as the case may be (as applicable, the "Appraisal Date"), no stockholder of the Company shall have any rights under Title 3, Subtitle 2 of the MGCL as a result of the transactions contemplated by the Merger Agreement or the Tender Agreement.

     However, the Merger Agreement also provides that if the Shares are not listed on Nasdaq on the Appraisal Date, Dissenting Shares shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Title III, Subtitle 2 of the MGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the MGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

     Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement until the time persons nominated by Parent or Purchaser constitute a majority of the Board of Directors, except pursuant to the terms of the Merger Agreement or as disclosed in the Company's forms, reports, statements and documents filed with the Commission prior to the date of the Merger Agreement, or unless Purchaser shall otherwise agree in writing, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable laws. The Company has also agreed that the Company and its subsidiaries shall use their reasonable good faith efforts during such period to preserve substantially intact the business organization and assets of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries, and to preserve their present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

     By way of amplification and not limitation of the foregoing paragraph, the Company also has agreed that the Company and its subsidiaries shall refrain from directly or indirectly taking various actions without the Parent's consent until the time persons nominated by Parent or Purchaser constitute a majority of the Company's Board of Directors. These prohibitions cover, among other things, limitations on making changes to their organizational documents, selling their capital stock or their property or assets, declaring or paying any dividend or other distribution, making changes in their capital stock, engaging in any material corporate transaction, including acquisitions and dispositions, incurring debt beyond specified limits, amending contracts and making capital expenditures beyond specified limits, increasing the compensation payable to its directors, officers and employees (except to the extent required under existing plans or agreements), increasing or granting any severance or termination pay (except to the extent required, subject to certain limits, under existing policies or agreements), changing accounting or tax policies, settling any litigation beyond specified limits or any litigation which relates to the transactions contemplated by the Merger Agreement, changing the key management structure of the Company or any of its subsidiaries, transferring or granting any rights to intellectual property, adopting a plan of complete or partial dissolution or liquidation, paying or discharging any claims, liabilities or obligations, failing to maintain the existing insurance policies covering the Company and its subsidiaries and taking any actions that would make any of the representations and warranties of the Company contained in the Merger Agreement untrue and incorrect or result in any of the Offer Conditions not being satisfied.

     Stockholders Meeting. Pursuant to the Merger Agreement, the Company, acting through its Board of Directors, shall, if required in accordance with applicable law and the Company's Articles and By-Laws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders Meeting") and (ii) subject to its fiduciary duties under applicable law as determined in good faith by a majority of the Disinterested Directors (as defined below) of the Company based on the advice of independent outside legal counsel to the Disinterested Directors, (A) include in the Proxy Statement (as defined below) the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby and, subject to the approval of Robinson-Humphrey, the written opinion of Robinson-Humphrey that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders and (B) use its reasonable good faith efforts to obtain the necessary approval of the Merger Agreement and the transactions contemplated thereby by its stockholders. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then beneficially owned by them and their subsidiaries to be voted in favor of approval of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the outstanding Shares, the Company and Parent agree, subject to the provisions of the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 3-106 of the MGCL.

     The Merger Agreement also provides that notwithstanding anything to the contrary contained in the Merger Agreement, the Company shall not be required to hold the Stockholders Meeting if the Minimum Condition is not satisfied.

     Proxy Statement. The Merger Agreement provides that, if required by applicable law, as soon as practicable following Parent's request, the Company shall file with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable good faith efforts to have cleared by the Commission, the Proxy Statement with respect to the Stockholders Meeting (the "Proxy Statement"). Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable good faith efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including either increasing the size of the Company's Board of Directors or securing the resignations of incumbent directors or both. Notwithstanding the foregoing, the Merger Agreement provides that none of Parent, Purchaser or the Company shall take any action to remove or replace any member of the Special Committee after consummation of the Offer and prior to the Effective Time. If at any time prior to the Effective Time there are less than two members of the Special Committee, as constituted on the date of the Merger Agreement (other than upon the resignation of both Disinterested Directors), on the Company's Board of Directors, Parent, Purchaser and the Company shall use all reasonable efforts to ensure that two members of the Company's Board of Directors are Disinterested Directors. In the event that both Disinterested Directors resign from the Special Committee, Parent, Purchaser and the Company shall either (i) use their reasonable efforts to appoint successors as aforesaid or (ii) permit the resigning Disinterested Directors to appoint their successors in their reasonable discretion. The Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Board of
(i) each committee of the Board, (ii) each board of directors of each domestic subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. Until Purchaser acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its best efforts to ensure that all the members of the Board and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board and such boards and committees. The Company's obligations to appoint designees to its Board of Directors shall be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Following the election or appointment of Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment of the Merger Agreement or the Articles or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are (a) either members of the Special Committee (as constituted on the date of the Merger Agreement) or (b) are neither designated by Purchaser nor are employees of the Company or any of its subsidiaries (the "Disinterested Directors").

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents, to afford the officers, employees, auditors and other agents of Parent, and financing sources who shall agree to be bound by the provisions of the Merger Agreement as though a party thereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources, may from time to time reasonably request.

     The Merger Agreement further provides that each of Parent and Purchaser will hold and treat and will cause its officers, employees, auditors and other agents to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated in the Merger Agreement in accordance with the Confidentiality Agreement, dated November 8, 1998, between the Company and Parent, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     No Solicitation of Transactions. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date thereof with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company may, directly or indirectly, furnish information and access, in each case only in response to a request for such information or access to any person made after the date of the Merger Agreement which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date of the Merger Agreement, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Board relating to any such transaction and the members of the Special Committee, as a result of such proposal, by a majority vote determine, in their good faith judgment, that based on the advice of independent outside legal counsel to the members of the Special Committee, failing to take such action would constitute a breach of the Board of Directors' fiduciary duty under applicable law. The Board of Directors of the Company shall provide a copy of any such written proposal to Parent immediately after receipt thereof, shall notify Parent immediately if any such proposal is made and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of all or any material portion of the assets, the sale of more than 10% of the outstanding shares of capital stock of the Company or any of its subsidiaries or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company; provided, however, that nothing in the Merger Agreement shall prevent the Board of Directors of the Company from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Board of Directors by a majority vote determines in its good faith judgment, based on the advice of independent outside legal counsel to the Company, that failing to take such action would constitute a breach of the Board of Director's fiduciary duty under applicable law. The Company has agreed not to release any third party from, or waive any provisions of, (i) any standstill agreement to which the Company is a party (other than for the limited purpose of discussions and negotiations permitted above) and (ii) any confidentiality agreement to which the Company is a party.

     Employee Benefits Matters. The Merger Agreement provides that the Company shall or Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans, programs and policies in existence as of the date of the Merger Agreement for all employees (and former employees) and directors (and former directors) of the Company. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date of the Merger Agreement. Nothing in the Merger Agreement shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to the Effective Time.

     Pursuant to the Merger Agreement, Parent shall cause the Surviving Corporation, for the period ending on December 31, 1999, to provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation (other than employees covered by a collective bargaining agreement) which are no less favorable than those provided pursuant to the plans, programs and arrangements of the Company in effect on the date of the Merger Agreement (other than stock-based plans) and employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, that nothing in the Merger Agreement shall prevent the amendment or termination of any such plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. On and after January 1, 2000, Parent shall provide employees of the Surviving Corporation (other than those covered by collective bargaining agreements) with benefits, in the aggregate, that are no less favorable than those provided to similarly situated employees of subsidiaries of Parent.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former officer, director or employee of the Company (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines, reasonable fees, reasonable costs or reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that the Indemnified Party is or was a director, officer or employee of the Company and pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided, that no Indemnified Party may settle any such claim without the prior approval of Parent or the Surviving Corporation (such consent not to be unreasonably withheld). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation; provided, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Parties as a group may retain one counsel (plus appropriate local counsel) satisfactory to Parent or the Surviving Corporation.

     The Merger Agreement also provides that the By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

     The Merger Agreement provides that Parent shall, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring at or prior to the Effective Time to the extent available; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year in excess of 150% of current annual premiums paid by the Company (which the Company represents and warrants to be not more than $140,000) to maintain or procure insurance coverage pursuant to the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage would exceed 150% of current annual premiums, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding 150% of current annual premiums. In the event any claim is made against present or former directors, officers or employees of the Company (the

"Indemnitees") that is covered or potentially covered by insurance, none of the Surviving Corporation, Parent or any Indemnitee shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

     The Merger Agreement further provides that (i) Parent and Purchaser acknowledge that the Company is party to indemnification agreements (the "Indemnification Agreements") with each of its current directors, (ii) Parent and Purchaser agree that all rights in favor of such persons under the Indemnification Agreements shall survive the Merger and shall continue in full force and effect and without modification (except for such modifications which would enlarge the rights) after the Effective Time in accordance with the provisions of such Indemnification Agreements, (iii) Parent will cause the Surviving Corporation to comply fully with its obligations under the Merger Agreement and the Indemnification Agreements and (iv) the Company, Parent and Purchaser acknowledge that nothing in Section 6.7 of the Merger Agreement shall limit any rights in favor of such persons under the Indemnification Agreements.


     Notification of Certain Matters. Pursuant to the Merger Agreement, the Company shall give reasonably prompt notice to Parent, and Parent shall give reasonably prompt notice to the Company, in each case, after it becomes aware, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respects at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any notice pursuant to the foregoing shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Further Action; Reasonable Good Faith Efforts. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto shall use its reasonable good faith efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof and (ii) using its reasonable good faith efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and the Tender Agreement and to fulfill the conditions to the Offer and the Merger. Notwithstanding the foregoing, Purchaser and its affiliates shall not be required to divest, or agree to any restrictions with respect to, any of its businesses or assets or the businesses or assets to be acquired in connection with the transactions contemplated by the Merger Agreement. The Company will use reasonable good faith efforts to cooperate with Parent and Purchaser as may be reasonably necessary with respect to consummating the financing for the Offer and the Merger. Parent and Purchaser will use reasonable good faith efforts to obtain the consents as promptly as practicable of the required lenders under Parent's Credit Agreement and 364 day Credit Agreement (each as defined in the Merger Agreement). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable good faith efforts to take all such necessary action.

     Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement, including the Offer or the Merger and the Tender Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

     Disposition of Litigation. Pursuant to the Merger Agreement, the Company agrees that it will not settle any litigation currently pending, or commenced after the date of the Merger Agreement, against the

Company or any of its directors by any stockholder of the Company relating to the Offer or the Merger Agreement, without the prior written consent of Parent. Except as permitted by the Merger Agreement, the Company will not voluntarily cooperate with any third party which has sought or may seek after the date of the Merger Agreement to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

     State Takeover Statutes. The Merger Agreement provides that during the term thereof the Board of Directors of the Company shall not (i) repeal or otherwise alter the resolutions of the Board of Directors that render Section 3-602 of the MGCL (or any similar provision) inapplicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement, the other transactions contemplated thereby and any Consensual Transaction and (ii) amend the By-Laws of the Company so as to render Section 3-702(a)(i) of the MGCL (or any similar provision) applicable to the transactions contemplated by the Merger Agreement and the Tender Agreement, including, without limitation, the Offer, or to any Consensual Transaction.

     Stop Transfer Order. The Merger Agreement provides that the Company will instruct the Company's transfer agent that, except as provided in the Tender Agreement, there is a stop transfer order with respect to all of the Stockholders' Shares and that the Tender Agreement places limits on the transfer of such Shares.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto. Representations and warranties of the Company include, without limitation, certain matters concerning the Company's capitalization, the Company's authority to execute, deliver and perform under, and the Board of Directors' approval of, the Offer, the Merger, the Merger Agreement, the Tender Agreement and the transactions contemplated thereby (including approvals and amendments so as to render inapplicable limitations on certain business combinations contained in the MGCL), absence of any conflicts with charter documents and contracts, required filings and consents, compliance with law, Commission filings and financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, tax matters, environmental matters, brokers and Year 2000 issues. Some of the representations are qualified by a "Material Adverse Effect" clause. "Material Adverse Effect" means any change or effect that would be materially adverse to the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

     Representations and warranties of Parent and Purchaser include, without limitation, certain matters relating to their organization and qualification to do business, their authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, their filings with the Commission in connection with the Offer, consents and approvals required for the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and, subject to obtaining consents from the Required Lenders (as defined in the Merger Agreement), the availability of funds sufficient to consummate the Offer and the Merger on the terms contemplated thereby.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of the Parent and Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger are subject at the Effective Time to the satisfaction of the following conditions: (a) if required by the MGCL, the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Articles and the MGCL; (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and (d) Purchaser shall have purchased Shares pursuant to the Offer.

     Termination Events. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company as follows:

     (a) By mutual written consent of Parent, Purchaser and the Company, subject in the case of the Company to Section 6.3(c) of the Merger Agreement;

     (b) By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable and, with respect to any court or governmental body located outside the United States, such order, decree, ruling or other action would have a Material Adverse Effect or a material adverse effect on the business, operations, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole;

     (c) By Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have
   (i) terminated the Offer or (ii) failed to pay for Shares pursuant to the Offer within 120 days following the date of the Merger Agreement unless such failure to pay for Shares is a result of the failure of Parent or Purchaser to perform any of its covenants and agreements contained in the Merger Agreement;

     (d) By the Company if (i) (A) Purchaser fails to commence the Offer as provided in the Merger Agreement, (B) Purchaser fails to pay for Shares pursuant to the Offer within 120 days following the date of the Merger Agreement, unless such failure to pay for Shares is the result of the failure of the Company to perform any of its covenants and agreements contained in the Merger Agreement or (C) Purchaser shall have terminated the Offer or (ii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide offer to acquire the Company as a result of which a majority of the members of the Special Committee conclude in good faith on the advice of independent outside legal counsel to the members of the Special Committee that termination of the Merger Agreement is necessary in order for the Board of Directors to comply with its fiduciary obligations under applicable law (provided that such termination under this clause (d) shall not be effective until the Company has made payment of the fee, if any, required simultaneous with such termination pursuant to the Merger Agreement); or

     (e) By Parent prior to the purchase of Shares pursuant to the Offer, if
   (i) following any negotiations by the Company with any person (other than Parent or Purchaser) that has proposed a Third Party Acquisition (as defined below), there shall have been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement such that the conditions set forth in clause (f) of the Offer Conditions and/or the conditions of the parties to consummate the Merger contained in the Merger Agreement would not be satisfied which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires, (ii) the Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing or (iii) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) any person (other than Parent or Purchaser) shall have made and not withdrawn a bona fide proposal or public announcement or communication to the Company with respect to a Third Party Acquisition or (B) any person (including the Company or any of its affiliates or subsidiaries), other than Parent or any of its affiliates shall have become the beneficial owner of more than 25% of the Shares.

     In the event of the termination of the Merger Agreement as described above, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto except as set forth below; provided, however, that nothing therein will relieve any party from liability for any breach of the Merger Agreement.

     Termination Fee and Expenses. (a) If (A) the Company terminates the Merger Agreement pursuant to clause (d)(ii) above, (B) the Company terminates the Merger Agreement pursuant to clause (d)(i)(B) at a time when Parent had a right to terminate the Merger Agreement pursuant to clause (e) above or (C) Parent terminates the Merger Agreement pursuant to clause (e) above (each, a "Fee Termination Event"), then (x) in the event of a termination pursuant to clause (e)(i) or pursuant to clause (d)(i)(B) at a time when Parent had a right to terminate the Merger Agreement pursuant to clause
(e)(i), if the Company or any of its subsidiaries enters into an agreement with respect to a Third Party Acquisition (an "Acquisition Agreement") within 12 months of termination, the Company shall pay Parent $1.25 million simultaneously with the signing of the Acquisition Agreement and an additional $1.25 million on the consummation of a Third Party Acquisition pursuant to such Acquisition Agreement or if a Third Party Acquisition occurs within 12 months of termination without the execution of an Acquisition Agreement, the Company shall pay Parent $2.5 million on the consummation of the Third Party Acquisition and (y) in the event of any other Fee Termination Event, the Company shall pay to Parent a fee, in cash (as a condition and prior to such Fee Termination Event if such event is a termination by the Company and within one business day of such termination if such event is a termination by Parent), of $1.25 million and, if a Third Party Acquisition occurs within 12 months, an additional $1.25 million on the consummation of such transaction. Parent shall not be entitled to a fee under this clause if Parent is in material breach of the Merger Agreement and such breach has not been cured within 10 days following notice of such breach. Notwithstanding the foregoing provisions, the Company in no event shall be obligated to pay to Parent more than $2.5 million pursuant to this clause (a).

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise by any person or group of persons acting in concert other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 35% or more of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a related series of transactions; (iii) the acquisition by a Third Party of more than 35% of the outstanding Shares, in one transaction or a related series of transactions; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 15.0% or more of the outstanding Shares.

     (b) If the Merger Agreement is terminated due to the failure to satisfy the Offer Condition set forth in clause (ii) of the first paragraph of the Offer Conditions, then Parent shall pay to the Company a fee, in cash, of $1.25 million within one business day of such termination; provided that the Company shall not be entitled to a fee under this clause (b) if the Company is in material breach of the Merger Agreement and such breach has not been cured within 10 days following notice of such breach.

     (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Tender Agreement. Concurrently with the execution and delivery of the Merger Agreement, Parent and the Stockholders entered into the Tender Agreement. The following is a summary of the Tender Agreement, which summary is qualified in its entirety by reference to the Tender Agreement, which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

     The Tender Agreement provides that during the term of the Tender Agreement each Stockholder will validly tender his, her or its Shares in the Offer and will not withdraw any Shares so tendered; provided that the Merger Agreement has not been terminated; and provided further that the Stockholders are entitled to receive the same consideration to be received by the other stockholders of the Company in the Offer. Each Stockholder also agrees, so long as such Stockholder is required to tender his, her or its Shares pursuant to the preceding sentence, to (a) vote the Shares in favor of the approval of the Merger Agreement, (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (c) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. After the date of the Tender Agreement, each Stockholder shall not, so long as such Stockholder is required to tender his, her or its Shares, purport to vote (or execute a consent with respect to) such Shares (other than in accordance with the requirements of the Tender Agreement) or grant any other proxy or power of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into any agreement (other than the Tender Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of such Shares. The Tender Agreement also provides that no Stockholder or any employee, representative or agent thereof, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and its subsidiaries, any affiliate or associate of Parent and its subsidiaries or any designees of Parent or its subsidiaries) concerning any merger, sale of all or any material portion of the assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company; provided, however, that nothing in the nonsolicitation provision of the Tender Agreement shall prevent Mr. Cunningham from taking any action required to be taken by him in his capacity as a director consistent with the requirements of the Merger Agreement. If any Stockholder, or any employee, representative or agent of any Stockholder, receives an inquiry or proposal with respect to the sale of Shares, then such Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder shall, and shall cause his, her or its employees, representatives and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     The Tender Agreement also provides for the payment by the Stockholders to Parent of a Topping Fee (as defined below) as follows:

     (a) In the event that any Topping Fee Event (as defined below) shall occur, each Stockholder shall pay to Parent any Topping Fee due to Parent with respect to his, her or its Shares in connection with such Topping Fee Event. Payment of Topping Fees to Parent shall be due immediately following the consummation of the related Topping Fee Event and shall be payable in immediately available funds by wire transfer to the account designated in writing by Parent; provided, that if the Selling Price is payable in a form other than cash ("Non-Cash Consideration") and the Stockholders are legally prohibited from selling the Non-Cash Consideration into the market, the Stockholders, at their option, may pay a pro rata portion of the Topping Fee in the same form of consideration as the Non-Cash Consideration so long as Parent is granted registration rights with respect to the Non-Cash Consideration on terms no less favorable than the registration rights, if any, granted to any of the Stockholders. For the avoidance of doubt, the Tender Agreement provides that Topping Fees shall be payable, from time to time, upon the occurrence of each Topping Fee Event.

     (b) For purposes of the Topping Fee provisions of the Tender Agreement, the following terms shall have the following meanings:

         "Initial Amount" shall equal $0.50, as adjusted from time to time in accordance with the Tender Agreement.

         "Selling Price" shall mean the consideration per share (whether cash or non-cash) to be received by any Stockholder in connection with a Topping Fee Event; provided that if the consideration received by such Stockholder in connection with a Topping Fee Event shall be other than cash, (i) in the case of securities listed on a national securities exchange or traded on Nasdaq, the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or Nasdaq on the date the Topping Fee Event is consummated and (ii) in the case of consideration in a form other than such securities, the per share value shall be determined in good faith as of the date the Topping Fee Event is consummated by Parent and the Stockholders, or, if Parent and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties, which determination shall be conclusive for all purposes of the Tender Agreement.

         "Set Amount" shall equal $5.50, as adjusted from time to time in accordance with the Tender Agreement.

         "Topping Fee" shall mean a fee payable by a Stockholder to Parent equal to the product of (i) the number of Shares directly or indirectly sold or disposed by such Stockholder or otherwise in respect of which such Stockholder is entitled to receive consideration and (ii) (A) if the Selling Price is less than or equal to the Set Amount, the Selling Price less $5.00 or (B) if the Selling Price is greater than the Set Amount, the sum of (1) the Initial Amount plus (2) 50% of the excess of the Selling Price less the Set Amount.

         "Topping Fee Event" shall mean (a) direct or indirect sale or other disposition by any Stockholder of his or its Shares, (b) a merger or consolidation of Company or any of its subsidiaries (or similar transaction) with or into another person, (c) a sale or other disposition of all or substantially all of the assets of Company and/or its subsidiaries (whether in one or more transactions) or (d) any other extraordinary transaction involving Company or any of its subsidiaries or any of their respective assets, in each case, in which any Stockholder is entitled to receive, cash or non-cash consideration with respect to any of his or its Shares, provided that such sale, other disposition, merger, consolidation or other extraordinary transaction is consummated (or a definitive written agreement with respect thereto is entered into) within twelve (12) months after any Fee Termination pursuant to the Merger Agreement, provided further that any of the transactions described in clauses (a)-(d) above that involve Parent or any of its subsidiaries shall not be deemed to constitute a Topping Event.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger; Stockholder Approval. The Board of Directors of the Company has approved the Merger Agreement in accordance with the MGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the MGCL, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. If stockholder approval is required, the Merger Agreement must be approved by the vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote of any other stockholder. In such case, Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval of the Merger Agreement and the Merger. If Purchaser acquires Shares entitled to cast at least 90% of all votes that would otherwise be entitled to vote in the Merger, the Company and Parent agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the MGCL. In such event, (i) the Purchaser would give the Company's minority stockholders notice of the Merger at least 30 days prior to filing articles of merger with the State Department of Assessments and Taxation of the State of Maryland (the "MD-SDAT") and (ii) the Merger would be accomplished without a meeting. Notwithstanding the foregoing, the Company will not be required to hold the Stockholders Meeting if the Minimum Condition is not satisfied.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WHICH PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     Appraisal Rights. The Merger Agreement provides that so long as the Shares are listed on Nasdaq on the record date for the determination of stockholders entitled to vote on the Merger with respect to mergers other than mergers pursuant to Section 3-106 of the MGCL or a merger of a 90 percent owned subsidiary with or into its parent or the date notice is given or waived under
Section 3-106 of the MGCL in connection with a merger of a 90 percent owned subsidiary with or into its parent as the case may be (collectively, the "Appraisal Date"), no stockholder of the Company shall have any rights under Title III, Subtitle 2 of the MGCL as a result of the transactions contemplated by the Merger Agreement or the Tender Agreement.

     However, the Merger Agreement also provides that if the Shares are not listed on Nasdaq on the Appraisal Date, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 3-202 of the MGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the MGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Title III, Subtitle 2 of the MGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the MGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

     Under the MGCL, any holder of Shares that are not listed on Nasdaq on the Appraisal Date who (i) files with the Company a written objection to the Merger prior to the Stockholder's Meeting at which the Merger will be considered or within 30 days after notice is given or waived in the event the Merger will be consummated without a meeting of stockholders, (ii) does not vote in favor of the Merger and (iii) within 20 days after the MD-SDAT accepts the articles of merger for record, makes a written demand on the Surviving Corporation for payment for his, her or its shares, stating the number of Shares for which he, she or it demands payment, is entitled, if the Merger is effected, to receive a cash payment of the fair value of such Shares ("Appraisal Rights"). A stockholder who does not follow each of such procedures cannot assert Appraisal Rights.

     Any written notice of intent to demand payment by a holder of Shares that are not listed on Nasdaq on the Appraisal Date must be filed with the Company at the meeting at which the Merger is to be considered, if any, or at the headquarters of the Company at 3601 Eisenhower Avenue, Alexandria, Virginia 22304, Attention: Gareth V. Higgins, prior to the vote on the Merger or within 30 days after notice is given or waived in the event the Merger will be consummated without a meeting of stockholders. A vote against the Merger without compliance with the specific notice requirements under Section 3-203 of the MGCL will not entitle a stockholder to Appraisal Rights under the MGCL.

     Under Section 3-207 of the MGCL, the Surviving Corporation will promptly notify each holder of Shares who is entitled to Appraisal Rights in writing of the date on which articles of merger are accepted for record by the MD-SDAT. The Surviving Corporation also may send the objecting stockholder an offer to pay the objecting stockholder what it considers to be the fair value for his, her or its Shares. Each such offer would be accompanied by (i) a balance sheet as of a date not more than six months before the offer, (ii) a profit and loss statement for the twelve months ended on the date of the balance sheet and
(iii) any other information the Surviving Corporation considers pertinent. The Surviving Corporation is required to deliver the notice and offer, if any, to each holder of Shares who is entitled to Appraisal Rights personally or mail the notice and offer, if any, by registered mail to the address the objecting stockholder gives the Surviving Corporation in writing, or, if none, at the address as it appears on the records of the Surviving Corporation.

     Under Section 3-208 of the MGCL, within 50 days after the MD-SDAT accepts the articles of merger for record, the Surviving Corporation or the holder of Shares who is entitled to Appraisal Rights and who has not received payment for his, her or its stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in Maryland, where the resident agent of the Surviving Corporation is located, for an appraisal to determine the fair value of his, her or its Shares.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL

RIGHTS. ANY HOLDER OF SHARES CONTEMPLATING SEEKING APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER SHOULD CAREFULLY REVIEW SECTIONS 3-202 THROUGH 3-213 OF THE MGCL AND SHOULD CONSULT SUCH HOLDER'S LEGAL COUNSEL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MGCL.

     The foregoing description of the MGCL is not necessarily complete and is qualified in its entirety by reference to the MGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer or any alternative transaction (including any purchase of Shares in the open market following the purchase of Shares pursuant to the Offer for the purpose of acquiring at least 90% of the outstanding shares of each class of capital stock of the Company in order to effect the Merger without a stockholder meeting in accordance with Section 3-106 of the
MGCL) in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or any such alternative transaction.

     Plans for the Company. It is currently expected that initially following the purchase of the Shares and the consummation of the Offer, the business and operations of the Company will continue as they currently are conducted without substantial change. The Parent will continue to evaluate all aspects of the business, operations and management of the Company during the pendency of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing.

     Except as described in this Offer to Purchase, none of Purchaser, the Parent nor, to the best knowledge of Purchaser and the Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to Purchaser 's rights under Section 15, Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to Purchaser's rights under Section 15, (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by Purchaser.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in Nasdaq, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. As of November 30, 1998, there were approximately 864 holders of record or through nominee or street name accounts with brokers of Shares and there were 13,111,201 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in Nasdaq or in any other tier of Nasdaq Stock Market and the Shares are no longer included in Nasdaq or in any other tier of Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchanges or through other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares or the holders thereof, as the case may be. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, prior to the expiration of the Offer, (i) a number of Shares which, together with any Shares owned by Holdings, Parent or Purchaser, or any controlled affiliate thereof, constitutes at least a majority of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer, (ii) Purchaser shall have not received the consent of the Required Lenders to the transactions contemplated by the Merger Agreement under (x) the Revolving Credit Facility and (y) the Revolving 364 Day Facility, or (iii) at any time on or after December 3, 1998 and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred or Purchaser makes a good faith determination that any of the following conditions has occurred:

     (a) there shall have been instituted and pending any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which could reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or Parent, Purchaser or any of Parent's affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries or Parent, or any of its affiliates, or compelling Parent, Purchaser or any of Parent's affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or Parent, or any of its affiliates, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares;

     (b) there shall have occurred any fact that had or could reasonably be expected to have a Material Adverse Effect;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, (iii) any material adverse change or any existing or threatened condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that, in the reasonable judgment of Purchaser, could reasonably be expected to materially adversely affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (except for any such event involving Iraq) or having a Material Adverse Effect or materially adversely affecting (or material delaying) the consummation of the Offer or (vii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

     (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, or (ii) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries;

     (e) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case as if such representations and warranties were made at the time of such determination, except where the failure of any such representations and warranties to be true and correct would not have a Material Adverse Effect or would make materially more costly the making of the Offer or the acceptance for payment of, or payment for, some or all of the Shares by Purchaser or any of its affiliates;

     (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

     (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and any applicable waiting periods under any material foreign statutes or regulations, shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to the Parent in its reasonable discretion;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates other than a breach of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the Offer Conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without the imposition of substantial conditions that must be complied with or that adverse consequences might not result to the business of the Company, the Parent or Purchaser as a result of the imposition of such conditions or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in Section 15.

     State Takeover Laws. Except as described herein with respect to the MGCL, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See
Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Parent intends to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following such filing, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order or by an agreement involving the Parent and the Company. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust

Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Lehman Brothers is acting as Dealer Manager in connection with the Offer for which Parent and Purchaser will pay Lehman Brothers a fee of $200,000 upon commencement of the Offer and a fee of $300,000 upon consummation of the Offer. In addition, Parent and Purchaser will reimburse Lehman Brothers for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Lehman Brothers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.


     Purchaser and Parent have filed with the Commission the Tender Offer Statement Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, and Statement on Schedule 13D under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                        L-M ACQUISITION CORPORATION
December 9, 1998

                                  SCHEDULE I


                       DIRECTORS AND EXECUTIVE OFFICERS
                       OF PURCHASER, PARENT AND HOLDINGS


     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All directors and executive officers listed below are citizens of the United States.

NAME                                              POSITION
----                                              --------
Christopher C. Cambria ..........   President, Secretary and Director.
Lawrence W. O'Brien .............   Vice President and Treasurer.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND HOLDINGS. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Parent and Holdings and certain other information are set forth below. The business address of each such director and executive officer is: c/o L-3 Communications Corporation, 600 Third Avenue, New York, New York 10016. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent and Holdings. All directors and executive officers listed below are citizens of the United States.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                    AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                               OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                               ---------------------------------------------
DIRECTORS
David J. Brand .............   Director (since 4/97); Managing Director of Lehman
                               Brothers (since 1996); Senior Vice President of
                               Lehman Brothers (1994-1996); Vice President of
                               Lehman Brothers (1991-1994).

Thomas A. Corcoran .........   Director (since 7/97); President and Chief Operating
                               Officer of the Electronics Systems Sector of
                               Lockheed Martin (since 3/95); President of
                               Electronics Group of Martin Marietta Corporation
                               ( 1993-1995).

Alberto M. Finali ..........   Director (since 4/97); Managing Director of Lehman
                               Brothers (since 1997); Senior Vice President of
                               Lehman Brothers (1993-1997); Vice President of
                               Lehman Brothers (1989-1993).

Eliot M. Fried .............   Director (since 4/97); Managing Director of Lehman
                               Brothers (since 1986).

Frank C. Lanza .............   Director; Chairman and Chief Executive Officer
                               (since 4/97); Executive Vice President of Lockheed
                               Martin and President and Chief Operating Officer of
                               Lockheed Martin's C(3)I and Systems Integration
                               Sector (4/96-4/97); President and Chief Operating
                               Officer of Loral (since 1981).

                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                         AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                                    OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                                    ---------------------------------------------
Robert V. LaPenta ..............   Director; President and Chief Financial Officer (since
                                   4/97); Vice President of Lockheed Martin and Vice
                                   President and Chief Financial Officer of Lockheed
                                   Martin's C(3)I and Systems Integration Sector
                                   (4/96-4/97); Senior Vice President and Controller of
                                   Loral (1981-4/96).

Frank H. Menaker, Jr. ..........   Director (since 4/97); Senior Vice President and
                                   General Counsel of Lockheed Martin (since 7/96);
                                   Vice President and General Counsel of Lockheed
                                   Martin (3/95-7/96); Vice President of Martin Marietta
                                   Corporation (1982-1995); General Counsel of Martin
                                   Marietta (1981-1995).

Robert B. Millard ..............   Director (since 4/97); Managing Director of Lehman
                                   Brothers (since 1983).

John E. Montague ...............   Director (since 4/97); Vice President and Chief
                                   Financial Officer of Lockheed Martin Global
                                   Telecommunications, Inc. (since 8/98); Vice President
                                   of Financial Strategies at Lockheed Martin (since
                                   3/95); Vice President of Corporate Development and
                                   Investor Relations at Martin Marietta Corporation
                                   ( 1991-1995).

John M. Shalikashvili ..........   Director (since 8/98); Senior Officer of the United
                                   States Military and Principal Military Advisor to the
                                   President of the United States, the Secretary of
                                   Defense and National Security Council (1993-1997).

Alan H. Washkowitz .............   Director (since 4/97); Managing Director of Lehman
                                   Brothers (since 1978).

OFFICERS

Jimmie V. Adams ................   Vice President-Washington D.C. Operations (since
                                   4/97); Vice President of Lockheed Martin's
                                   Washington Operations for C(3)I and Systems
                                   Integration Sector (4/96-4/97); Vice President of
                                   Loral's Washington Operations for C(3)I and
                                   System's Integration Sector (since 1993).

Christopher C. Cambria .........   Vice President- General Counsel and Secretary (since
                                   6/97); Associate at Fried, Frank, Harris, Shriver, and
                                   Jacobson (1994-1997); Associate at Cravath, Swaine
                                   and Moore (1986-1993).

Frank C. Lanza .................   Chairman and Chief Executive Officer.

Robert V. LaPenta ..............   President and Chief Financial Officer.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                      AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES
NAME                                  OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----                                  ---------------------------------------------
Robert F. Mehmel .............   Vice President-Planning and Assistant Secretary
                                 (since 4/97); Director of Financial Planning and
                                 Capital Review for Lockheed Martin's C(3)I and
                                 Systems Integration Sector (4/96-4/97); Held several
                                 accounting and financial analysis positions at Loral
                                 Electronic Systems (1984-1996).

Lawrence W. O'Brien ..........   Vice President-Treasurer (since 6/97); Vice President
                                 and Treasurer of Pechiney Corporation (since 1981).

Joseph S. Paresi .............   Vice President-Product Development (since 4/97);
                                 Corporate Director of Technology for Lockheed
                                 Martin's C(3)I and Systems Integration Sector (since
                                 4/96); Corporate Director of Technology for Loral
                                 (since 1993).

Robert Riscassi ..............   Vice President-Washington D.C. Operations (since
                                 4/97); Vice President of Land Systems for Lockheed
                                 Martin C(3)I and Systems Integration Sector
                                 (4/96-4/97); Vice President of Land Systems for
                                 Loral's C(3)I and Systems Integration Sector (since
                                 1993).

Lawrence H. Schwartz .........   Vice President-Business Development (since 5/97);
                                 Vice President of Technology for Lockheed Martin's
                                 C(3)I and Systems Integration Sector (4/96-5/97);
                                 Vice President of Technology at Loral (since 1987).

Michael T. Strianese .........   Vice President-Finance and Controller (since 4/97);
                                 Vice President and Controller of Lockheed Martin's
                                 C(3)I and Systems Integration Sector (4/96-4/97);
                                 Director of Special Projects at Loral (1991-4/96).

     3. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS.

None.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:               By Facsimile Transmission:      By Hand or Overnight Delivery:
        40 Wall Street         (for Eligible Institutions only)           40 Wall Street
    New York, New York 10005            (718) 236-4588               New York, New York 10005

                                  For Information Telephone:
                                        (212) 936-5100

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                         New York, New York 10005-4495
                Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 848-2998


                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                         Three World Financial Center
                               200 Vesey Street
                           New York, New York 10285

                 Call Collect: (212) 526-5044 or (212) 526-2545